Exhibit 10.1

FY27 Special Incentive Program Cash Award
2023 Stock Incentive Plan

DELL TECHNOLOGIES INC.
Special Incentive Program Cash Award Agreement

Dell Technologies Inc., a Delaware corporation (the “Company”), is pleased to grant you a cash incentive award denominated in United States dollars (this “Award”), subject to the terms and conditions described below. The amount of this Award that may become payable to you is stated in your FY27 Special Incentive Program Statement and FY27 annual pay statement (together, “Grant Summary”). As a material inducement to the Company to grant you this Award, you agree to the following terms and conditions and you agree that this Award will be subject to the terms and conditions of the Dell Technologies Inc. 2023 Stock Incentive Plan (as amended, modified or restated from time to time, the “Plan”). You agree that you are not otherwise entitled to this Award, that the Company is providing you this Award in consideration for your promises and agreements below, and that the Company would not grant you this Award absent those promises and agreements. This Special Incentive Program Cash Award Agreement (“Agreement”), the Grant Summary, and the Plan set forth the terms of this Award identified in your Grant Summary.

1.Vesting — Your Award will vest on March 15, 2027 (“Vesting Date”), and you will receive a one-time lump-sum cash payment in accordance with and subject to the achievement of your individualized performance goals set forth in your Grant Summary. The Company will make an Award Payment as soon as administratively practical following the Vesting Date of such Award Payment. Award Payments will be converted from United States dollars into your local currency prior to the payment date in accordance with the Company’s policy.

2.Forfeiture and Special Vesting — If your Employment terminates for any reason other than your death or Disability, any portion of your Award that has not vested as described above will expire and be forfeited at that time.
If your Employment is terminated by reason of your death or Disability, unless otherwise set forth in your Grant Summary, any portion of this Award remaining unpaid will vest immediately and will be paid to you/your heir(s) as soon as administratively practicable and in all events within 60 days of such termination of Employment. For terminations due to death or Disability occurring after the fiscal year ends and before the payout date, the amount paid will be paid based on actual performance during the fiscal year, as determined by Dell in its sole discretion. For terminations due to death or Disability during the fiscal year, the amount paid will be based on 100% achievement of the individualized performance goals and shall prorated based on the date of termination.

As used herein, the term “Employer” means the Company (if you are employed by the Company) or the Affiliate or Subsidiary of the Company that employs you. As used herein, the term “Company” includes all Affiliates and Subsidiaries of the Company, including your Employer.
As used herein, the term “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

As used herein, the term “Disability”, with respect to you, means: (i) your inability to perform each of the essential duties of your position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; and (2) your inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Committee, or its designee, may establish any process or procedure it deems appropriate for determining whether you have a “Disability.” Whether your employment is terminated due to “Disability” shall be determined by the Committee in the Committee’s complete discretion.

3.Agreement With Respect to Taxes — You must pay any taxes that are required by Applicable Law to be withheld by the Company or your Employer. You agree that the Company or your Employer, in its sole discretion and to the fullest extent permitted by Applicable Law, shall have the right to demand that you pay such amounts in cash or deduct such amounts from any payments of any kind otherwise due to you. You agree that, subject to compliance with Applicable Law, the Company or your Employer may recover from you taxes which may be payable by the Company or your Employer in any jurisdiction in relation to this award. You agree that the Company or your Employer shall be entitled to use whatever method it may deem appropriate to recover such taxes, including deducting such amounts from your Award Payments, recovering the taxes via payroll and direct invoicing. You further agree that the Company or your Employer may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

4.Leaves of Absence — For purposes of this Agreement, your Employment does not terminate when you take a leave of absence that has been approved by the Company or your Employer or is one to which you are legally entitled regardless of such approval.

5.Return of Award Payments — You understand and agree that the Award Payments are designed to align your long-term interests with those of the Company and that having your interests aligned with the Company is a condition of retaining any Award Payment made to you. You further understand and agree that if the Company, acting through the Committee, determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall, upon demand, return to the Company all Award Payments you received under this Agreement. You understand and agree that the return of Award Payments under this Agreement is separate from and does not preclude the Company from seeking and obtaining other relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if:

(a)You engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);
(b)Except for actions taken on behalf of your Employer within the scope of your Employment, you use, disclose, copy, store, or retain any confidential, proprietary, or trade secret information obtained by you in connection with your Employment;
(c)Except for communications made on behalf of your Employer within the scope of your Employment, you advise, assist, attempt to influence, or otherwise induce or persuade (or assist any other person in advertising, attempting to influence or otherwise induce or persuade) any person employed by the Company to end his or her employment with the Company; or
(d)You engage in Conflicting Activities (as defined below).

For purposes of this provision, “Conflicting Activities” means, without the advance, express, written consent of the Company’s Chief Human Resources Officer:

(a)You are or become a principal, owner, officer, director, shareholder, or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Competitor (as defined below);

(b)You are or become a partner or joint venture in any business or other enterprise or undertaking with a Competitor;

(c)You work or perform services (including contract, consulting, or advisory services) for a Competitor in any geographic area where the Company conducts business, if your work or services (i) are similar in any material way to the work or services you performed for the Company in the twenty-four month period preceding the termination of your Employment, or (ii) could result in your using the Company’s confidential information or trade secrets; or

(d)You solicit, divert, take away (or attempt to solicit, divert, or take away), directly or by assistance of others, any business from the Company’s clients or customers (including actively sought clients or customers) with whom you have or have had material contact during your Employment, for purposes of providing products or services that are competitive with those provided by the Company.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conduct Detrimental to the Company, but only requires return of Award Payments if you engage in Conduct Detrimental to the Company.

The term “Competitor” means any entity, or other business concern, that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by the Company as of the date your Employment ends.

If you enter into any business, employment, or service relationship during your Employment or within the one-year period following the termination of your Employment, you agree to provide the Company sufficient information regarding such relationship to enable the Company to determine whether such employment or service constitutes Conflicting Activities. You agree to provide such information to your first and second-level manager in writing within five business days of agreeing to such business, employment, or service relationship. You understand and agree that if you fail to provide sufficient information as required by this paragraph, the Committee may consider your failure to provide such information in making its determination, and you waive any claim or objection related to the Committee doing so and to the Committee not considering information you failed to provide.

The Committee shall have complete and absolute authority to make any factual findings and to construe and interpret the provisions of this Agreement, including but not limited to any determination as to whether you have engaged in “Conduct Detrimental to the Company.” Any such interpretations or determinations by the Committee will be final, binding, and conclusive on you, your beneficiaries or successors, the Company and all other interested persons.

6.Transferability — Your Award is not transferable other than by will or the applicable laws of descent and distribution, and any unvested portion of your Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may any such unvested portion of your Award be made subject to execution, attachment or similar process. If you attempt to take any of the actions referred to in the immediately preceding sentence, the unvested portion of your Award will immediately become forfeited.

7.Incorporation of Plan — This Award is governed by the terms of the Plan in addition to the terms and conditions stated herein. This Agreement, the Grant Summary and the Plan constitute the entire understanding between you and the Company regarding this Award. In the event of any conflict between this Agreement or the Grant Summary and the Plan, the terms of the Plan shall control; provided that the definition of “Company” set forth in Section 2 herein shall control over the conflicting definition in the Plan. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company’s Stock Plan Administration Department. Your Award will be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

8.Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.

9.English Language — You accept that the Agreement, Grant Summary, and Plan are in the English language only and that you fully understand the contents of the English language versions of these documents. This applies even if you have in fact been provided with a translation of any of the above-referenced documents in your own language. Further, you acknowledge that you do not need a translation of the Agreement, Grant Summary, and Plan, and that you are fluent and regularly conduct business in the English language as part of your duties and responsibilities.

10.No Right to Continued Employment — This Award does not confer upon you any right to the expectation of, or continuation of, your Employment. Unless otherwise specified in an employment or other written agreement between the

Company or your Employer, as applicable, and you, the Company or your Employer, as applicable, reserves the right to terminate your Employment at any time and for any reason.

11.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — By accepting this Agreement and the Award evidenced hereby, you expressly acknowledge that (a) the grant of this Award is discretionary in nature and the Plan to which it is subject may be suspended or terminated by the Company at any time; (b) this Award is a one-time benefit that does not create any contractual or other right to receive future awards, or benefits in lieu of future awards; (c) all determinations with respect to future grants will be at the sole discretion of the Company; (d) your acceptance of this Award is voluntary; (e) the value of this Award is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) this Award is not part of normal or expected compensation for any purpose, and is not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (g) the grant of this extraordinary item of compensation gives rise to the Company’s need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises described in Section 5 (Return of Award Payments) above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company; (h) vesting of this Award ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in the Plan document or in this Agreement. In addition, you understand, acknowledge and agree that you will have no rights to compensation or damages related to this Award in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.

12.Data Privacy Consent — As a condition of the grant of the Award, you acknowledge the legal basis for the Company processing your personal data (as described in this Section 11) is to perform its obligations under this Agreement and administer the Award. You also expressly consent to the collection, use and transfer of your personal data and you understand that the Company and its Affiliates and Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company, its Affiliates or its Subsidiaries and details of all cash or equity awards awarded or cancelled (“Data”). You further understand that the Company, its Affiliates and Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company, its Affiliates and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan, in electronic or other form, for the purposes of implementing, administering and managing your Award. You understand that you may, at any time, view such Data or require any necessary amendments to it. For more information on how the Company and its Affiliates and Subsidiaries processes your Personal Data, please read the Company’s Global Data Privacy Policy and HR Privacy Notice.

13.Compliance with Foreign Exchange Laws — Local foreign exchange laws may affect your Award or the vesting of your Award. You are responsible for obtaining any exchange control approval that may be required in connection with such events. The Company will not be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of this Award.

14.Governing Law and Venue — This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to conflict of laws principles thereof. For any dispute for which the forum and venue are not fixed by your agreement to arbitrate with the Company, the exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

15.Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any portion of this Award that has not vested as described above will expire and be forfeited at that time and you agree to return to the Company an amount of cash equal to the Award Payments made to you pursuant to this Agreement.

16.Consent to Electronic Communications — You agree that the Company may provide you with any communications associated with this Award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this award or notices or disclosures about a change in the terms and conditions of this Award.

17.Internal Revenue Code Section 409A — This Agreement is not intended to constitute a “nonqualified deferred compensation plan” for purposes of Code Section 409A. Neither you nor the Company shall have the right to accelerate or defer the vesting and/or payments under this Award if such action would cause this Agreement to be subject to Code Section 409A. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. To the extent that the Committee determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of such amendment shall be determined by the Committee. For purposes of this Agreement, a termination of Employment only occurs upon an event that would be a “Separation from Service” within the meaning of Code Section 409A.

18.Titles and Interpretation — Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a section, subsection and provision is to this Agreement unless otherwise specified.

19.Acceptance of Terms and Conditions — This Award will not be effective and you may not take action with respect to this Award until you have acknowledged and agreed to the terms and conditions set forth herein in the manner prescribed by the Company. You should print a copy of this award and your Grant Summary for your records.

Awarded subject to the terms and conditions stated above:

DELL TECHNOLOGIES INC.

By: _____________________________________________

Participant Acknowledgment and Agreement
By signing below, I hereby acknowledge that I have received, reviewed, and fully understand the Dell Technologies Inc. Special Incentive Program Cash Award Agreement. I further agree to be bound by all terms, conditions, obligations, and restrictions set forth in the Agreement.

Name: ______________________________________
Signature: ________________________________________
Date: _____________________________________________